Exhibit 9.6

Amendment No. 1 to Shareholder’s Agreement

THIS AMENDMENT TO SHAREHOLDER’S AGREEMENT, dated as of this 14th day of September, 2006, by and between Deltek Systems, Inc., a Virginia corporation (the “Company”), and Joseph M. Kampf (the “Shareholder”);

WHEREAS, the Company and the Shareholder are parties to that certain Shareholder’s Agreement, dated as of June 2, 2006 (the “Agreement”);

WHEREAS, Section 5.8 of the Agreement provides that any provision in the Agreement may be amended by written agreement signed by the Company, the Shareholder and the NMP Entities;

WHEREAS, the Shareholder is entitled to an annual retainer for his service on the Board and has elected to receive the annual retainer payable to him in shares of Common Stock; and

WHEREAS, the Company and the Shareholder intend hereby to amend the Agreement to provide that the shares of Common Stock received by the Shareholder as payment of his annual retainer shall be subject to the Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 1.6 of the Agreement is hereby amended and restated in its entirety as follows:

“‘Common Stock’ shall mean the common stock, par value $0.001 per share, of the Company; provided, that any references herein to the Common Stock owned by the Shareholder shall be deemed to be a reference to the Common Stock (i) being acquired by the Shareholder as of the date of this Agreement or acquired at any time after the date of this Agreement or (ii) acquired after the date hereof upon exercise of any options held by the Shareholder as of the date hereof or hereafter granted, with all such Common Stock being subject to the terms of this Agreement. There shall be included within the term Common Stock any common stock now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to a Capital Transaction or otherwise.”

2. Except as amended hereby, the Agreement shall remain in full force and effect.

3. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by the undersigned, thereunto duly authorized, effective as of September 14, 2006.

DELTEK SYSTEMS, INC.

By:	/s/ David Schwiesow
Name:	David R. Schwiesow
Title:	Senior Vice President and General Counsel

SHAREHOLDER

/s/ Joseph M. Kampf
Joseph M. Kampf

NEW MOUNTAIN PARTNERS II, L.P.

By:	New Mountain Investments, L.L.C. its general partner

By:	/s/ Steven B. Klinsky
Name:
Title:

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C. its general partner

By:	/s/ Steven B. Klinsky
Name:
Title:

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C.its general partner

By:	/s/ Steven B. Klinsky
Name:
Title: